Exhibit 99.1

Contact:
Robert Kleiber, BUCA, Inc.
612-225-3276

FOR IMMEDIATE RELEASE

BUCA, Inc Names New Chief Financial Officer

MINNEAPOLIS, MN – February 24, 2005 - BUCA, Inc. (NASDAQ: BUCA) today announced that it has named Kaye R. O’Leary its Chief Financial Officer effective April 1, 2005. Prior to joining BUCA, Ms O’Leary was Vice President of Finance for Navitaire, Inc., a wholly-owned subsidiary of Accenture Inc. providing outsourced technology solutions to the airline industry. Prior to that she was Vice President and Chief Financial Officer for Onelink, Inc., a provider of Internet-based business intelligence services to the telecommunications industry. She has also served as Vice President, Corporate Business Planning for Carlson Companies, Inc. BUCA, Inc. also announced that its interim CFO, Dan Skrypek, would return, effective April 1, 2005, to his previous position as Vice President and Controller of the Company.

Commenting on the announcement, Wallace B. Doolin, Chairman, CEO and President of BUCA, Inc. said, “I am very pleased that Kaye has agreed to join BUCA. She is an exceptionally talented financial person who has worked effectively in complex organizations in a variety of industries. She brings strong strategic business planning and financial control skills to the Company. I am very confident her character, integrity, and leadership will not only benefit the financial organization, but the entire BUCA, Inc. organization as well.

Ms O’Leary commented, “I am excited to be joining the BUCA, Inc. team. From what I have seen, the Company has two solid restaurant concepts in Buca di Beppo and Vinny T’s and I am looking forward to the challenge of helping the management team lead the organization to renewed success.”

BUCA, Inc. owns and operates 106 highly acclaimed Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 30 states and the District of Columbia